Exhibit 99

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Contacts: David Olson

818.676.6978

david.w.olson@healthnet.com

HEALTH NET TO APPEAL LOUISIANA JURY AWARD OF $117 MILLION

Los Angeles, July 1, 2005 – A jury in Baton Rouge, Louisiana state court yesterday returned a verdict in a lawsuit against Health Net, Inc. (NYSE:HNT) and awarded approximately $117 million in damages — $52.4 million in compensatory damages and $65 million in punitive damages. The jury allocated 15 percent of the compensatory damages to other parties. Due to this allocation, the company expects a downward adjustment to the verdict in an amount to be determined.

The lawsuit arose from the 1999 sale of three health plan subsidiaries of the company. Health Net has vigorously contested all of the plaintiffs’ claims since they were first filed and continues to believe they have no merit. The company will continue to vigorously pursue all avenues of redress, including post-trial motions, appeals and its pending cross claims against other parties.

The jury verdict involved the sale of the company’s former Texas health plan subsidiary. The Judge in the Texas case is also conducting a bench trial on the sale of the two other subsidiaries, an Oklahoma and a Louisiana health plan, and will render a separate judgment at a later date. The plaintiffs in the Oklahoma and Louisiana cases are seeking an aggregate of approximately $30 million in compensatory damages as well as punitive damages.

Health Net sold the three health plans to AmCareco, Inc. in April of 1999 and AmCareco has owned and operated the plans since that date. In 2002, three years after the sale, the plans were placed under applicable state oversight and later that year placed into receiverships. The receivers subsequently filed suit against AmCareco, Health Net and other parties alleging fraud, negligence, conspiracy and breach of fiduciary duty among other claims.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s HMO, POS, insured PPO and government contracts subsidiaries provide health benefits to approximately 6.5 million individuals in 27 states and the District of Columbia through group, individual, Medicare, Medicaid and TRICARE programs. Health Net’s subsidiaries also offer managed health care products related to behavioral health and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

Cautionary Statements

Certain matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, issues relating to provider contracts, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K filed with the SEC and the risks discussed in the company’s other periodic filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

#     #     #